EXHIBIT 99.1

AVX Corporation Announces Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- January 25, 2006 --

AVX Corporation (NYSE: AVX) reported that Net Sales were $349.1 million in the third quarter ended December 31, 2005. This was an increase of $23.1 million, or 7.1%, from the previous quarter ended September 30, 2005, and represents an increase of $46.8 million from the same quarter last year.

Chief Executive Officer and President, John Gilbertson, stated, “The sales increase during the latest quarter reflects the continuing strong end market demand experienced by our customers. This continuing trend has resulted in our highest quarterly revenue since the quarter ended June 2001.”

Income from operations improved sequentially to $30.5 million for the quarter, and net income for the quarter was $24.4 million, or $0.14 per share.

John Gilbertson went on to state, "We have been able to improve profit margins during the past three quarters on rising sales while also reducing inventory levels $70.3 million. We believe that inventory throughout the supply chain remains low, which is positive for AVX and the industry. The improved results have increased cash flow and we currently have $773.1 million in cash and investment securities, and no debt.”

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our web site at www.avx.com

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2004	2005	2004	2005
Net sales	$302,233	$349,068	$977,234	994,813
Cost of sales	266,894	290,646	832,805	853,481
Gross profit	35,339	58,422	144,429	141,332
Selling, general & admin. expense	27,024	27,972	78,362	81,616
Profit (loss) from operations	8,315	30,450	66,067	59,716
Other income	3,762	5,873	11,912	16,803
Income (loss) before income taxes	12,077	36,323	77,979	76,519
Provision (benefit) for taxes	4,457	11,909	28,852	24,850
Net income (loss)	$7,620	$24,414	$49,127	$51,669

Basic income (loss) per share	$0.04	$0.14	$0.28	$0.30
Diluted income (loss) per share	$0.04	$0.14	$0.28	$0.30

Weighted average common
shares outstanding:
Basic	173,433	172,654	173,583	172,621
Diluted	173,839	173,204	174,072	173,064

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2005	2005
Assets
Cash and cash equivalents	$490,470	$479,065
Short-term investments in securities	36,000	148,995
Accounts receivable, net	156,065	179,631
Inventories	379,630	309,315
Other current assets	55,971	56,351
Total current assets	1,118,136	1,173,357
Long-term investments in securities	193,997	145,003
Property, plant and equipment, net	265,892	229,873
Other assets	111,724	101,915

TOTAL ASSETS	$1,689,749	$1,650,148

Liabilities and Stockholders' Equity
Accounts payable	$116,452	$106,053
Income taxes payable and accrued expenses	80,120	70,347
Total current liabilities	196,572	176,400
Other liabilities	53,926	51,183

TOTAL LIABILITIES	250,498	227,583

TOTAL STOCKHOLDERS' EQUITY	1,439,251	1,422,565

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,689,749	$1,650,148

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com